Udemy Announces $50 Million Share Repurchase Program

SAN FRANCISCO — September 10, 2025 — Udemy (Nasdaq: UDMY), a leading AI-powered skills acceleration platform, today announced its Board of Directors approved a share repurchase program, authorizing the purchase of up to $50 million of the Company’s common stock, effective immediately.

“With generative AI transforming the global workforce, Udemy is well positioned to take the lead in driving the upskilling revolution,” said Hugo Sarrazin, Udemy's President and CEO. “The accelerating pace of technological change is creating massive global demand for continuous learning and skill development across every industry. This $50 million repurchase program reflects our Board’s strong conviction in Udemy's ability to capture this significant growth opportunity while delivering returns to our shareholders.”

The timing and amount of any shares of the Company’s common stock that are repurchased under the repurchase program will be determined by the Company’s management based on its evaluation of market conditions and other factors. Shares may be acquired from time to time in the open market, through privately negotiated transactions or otherwise in compliance with Rule 10b-18 and Rule 10b5-1 under the Securities Exchange Act of 1934. The Board of Directors also authorized the Company to establish Rule 10b5-1 trading plans that permit the Company to repurchase its outstanding shares at times when it might otherwise be prevented from doing so. The repurchase program may be suspended or discontinued at any time.

About Udemy
Udemy (Nasdaq: UDMY) is an AI-powered skills acceleration platform transforming how companies and individuals across the world build the capabilities needed to thrive in a rapidly evolving workplace. By combining on-demand, multi-language content with real-time innovation, Udemy delivers personalized experiences that empower organizations to scale workforce development and help individuals build the technical, business, and soft skills most relevant to their careers. Today, thousands of companies, including Ericsson, Samsung SDS America, On24, Tata Consultancy Services, The World Bank, and Volkswagen, rely on Udemy Business for its enterprise solutions to build agile, future-ready teams. Udemy is headquartered in San Francisco, with hubs across the United States, Australia, India, Ireland, Mexico, and Türkiye.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding Udemy’s expectations relating to future stock repurchases; our business strategy and plans; market growth; and our market position and potential market opportunities. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance.
The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties included under the caption "Risk Factors" and elsewhere in our filings with the Securities and Exchange Commission (“SEC”). All information provided in this release is as of the date hereof, and we undertake no duty to update this information unless required by law.

Investor Contact:
Dennis Walsh
Vice President, Investor Relations
dennis.walsh@udemy.com